                          OFFER TO PURCHASE FOR CASH

                                      BY

                        A T FUND OF FUNDS (THE "FUND"),
                 THE SOLE SERIES OF A T FUNDS INVESTMENT TRUST
                                 (THE "TRUST")

             UP TO $3,000,000 OF ITS ISSUED AND OUTSTANDING COMMON
                             SHARES (THE "SHARES")

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON APRIL 20, 2007, UNLESS THE OFFER IS EXTENDED.

   THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, COLLECTIVELY CONSTITUTE THE "OFFER") ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

   SHARES ARE NOT TRADED ON ANY ESTABLISHED TRADING MARKET AND ARE SUBJECT TO STRICT RESTRICTIONS ON TRANSFERABILITY PURSUANT TO THE TRUST'S AGREEMENT AND DECLARATION OF TRUST, AS AMENDED FROM TIME TO TIME (THE "DECLARATION OF TRUST").

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR ITS INVESTMENT ADVISER OR SUBADVISER. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE OR EXECUTIVE OFFICER OF THE FUND OR THE TRUST INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

   Any holder of Shares (each a "SHAREHOLDER") desiring to tender any portion of his, her or its Shares should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to the Fund's subadministrator, Citigroup Fund Services, LLC (the "SUBADMINISTRATOR").

   Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Subadministrator in the manner set forth on the last page of this Offer to Purchase.

   If you do not wish to tender your Shares, you need not take any action.

March 23, 2007

                              SUMMARY TERM SHEET

   This Summary Term Sheet highlights certain information concerning this tender offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal.

What Is The Tender Offer?............... The Fund is offering to purchase up to $3,000,000 of its outstanding
                                         Shares for cash at a price per share
                                         equal to the proportionate net asset
                                         value of the Shares (that is, the
                                         purchase price of each Share will be
                                         equal to the net asset value of the
                                         Fund divided by the number of
                                         outstanding Shares), as determined in
                                         accordance with the Fund's net asset
                                         valuation procedures as of June 30,
                                         2007, or if the Offer is extended, on
                                         the date to which the Offer is
                                         extended (the "VALUATION DATE"), upon
                                         specified terms and subject to
                                         conditions as set forth in the tender
                                         offer documents.

When Will The Tender Offer Expire, And   The tender offer will expire at 5:00
  May The Offer Be Extended?............ p.m., Eastern time, on April 20,
                                         2007, unless extended (the
                                         "EXPIRATION DATE"). The Fund may
                                         extend the period of time the Offer
                                         will be open by notifying Fund
                                         Shareholders no later than the next
                                         business day after the Offer
                                         otherwise would have expired. See
                                         Section 1 of this Offer to Purchase.

What Is The Net Asset Value Per Share    As of January 31, 2007, the net asset
  As Of A Recent Date?.................. value ("NAV") per Share was $110.01.
                                         The value of your Shares will change
                                         due to market fluctuation between
                                         January 31, 2007 (the last date as of
                                         which the NAV has been calculated)
                                         and the Valuation Date, which is the
                                         date as of which the NAV will be
                                         determined for purposes of
                                         calculating the purchase price of the
                                         Shares.

                                         During the pendency of the tender
                                         offer, current per Share NAV can be
                                         obtained from the Subadministrator by
                                         calling toll free at (800) 441-7288
                                         between 9:00 a.m. and 5:00 p.m.
                                         Eastern time, Monday through Friday
                                         (except holidays). See Section 7 of
                                         this Offer to Purchase for additional
                                         information regarding net asset
                                         values.

May I Tender All Or Some of My Shares?.. You may tender all of your Shares, some of your Shares defined as a
                                         specific dollar value, or some of
                                         your Shares defined as a specific
                                         dollar value above the required
                                         minimum investment balance.

                                         If you tender for repurchase only a
                                         portion of your Shares, you will be
                                         required to maintain an investment in
                                         Shares equal to at least $100,000. If
                                         you tender less than all of your
                                         Shares and the purchase of the full
                                         amount tendered would cause your
                                         remaining investment to be less than
                                         the required minimum balance, the
                                         Fund will reduce the portion of
                                         Shares to be repurchased so that the
                                         required minimum balance is
                                         maintained.

How Do I Tender My Shares?.............. If your Shares are registered in your name, you should obtain the tender
                                         offer materials, including this Offer
                                         to Purchase and the related Letter of
                                         Transmittal, read them, and if you
                                         decide to tender, complete a Letter
                                         of Transmittal and submit any other
                                         documents required by the Letter of
                                         Transmittal. These materials
                                         must be received by the
                                         Subadministrator in proper form
                                         before 5:00 p.m., Eastern time, on
                                         the April 20, 2007 Expiration Date
                                         (unless the tender offer is extended
                                         by the Fund, in which case the new
                                         deadline will be as stated in the
                                         notice to Shareholders of the
                                         extension). See Section 3 of this
                                         Offer to Purchase.

Is There Any Cost To Me To Tender?...... No fees or commission will be payable to the Fund in connection with the
                                         Offer. However, if any Shares
                                         repurchased by the Fund pursuant to
                                         the tender offer were initially
                                         purchased by you on or after July 1,
                                         2006, the Fund will levy a repurchase
                                         fee equal to 2% of the purchase price.

May I Withdraw My Request to Tender      Yes, you may withdraw your request to
  After I Have Tendered My Shares And,   tender your Shares at any time prior
  If So, By When?....................... to 5:00 p.m., Eastern time, on the
                                         April 20, 2007 Expiration Date (or if
                                         the Offer is extended, at any time
                                         prior to 5:00 p.m., Eastern time, on
                                         the new Expiration Date). Withdrawn
                                         Shares may be re-tendered by
                                         following the tender procedures
                                         before the offer expires (including
                                         any extension period). See Section 4
                                         of this Offer to Purchase.

How Do I Withdraw Tendered Shares?...... A notice of withdrawal of tendered
                                         Shares must be timely received by the
                                         Subadministrator by the Expiration
                                         Date, which notice must specify the
                                         name of the Shareholder who tendered
                                         the Shares, the number of Shares
                                         being withdrawn (which must be all of
                                         the Shares tendered). See Section 4
                                         of this Offer to Purchase.

May I Place Any Conditions On My Tender  No.
  Of Shares?............................

Is There A Limit On The Number Of        Yes. You may tender all of your
  Shares I May Tender?.................. Shares or some of your Shares defined as a specific dollar value above the
                                         required minimum investment balance
                                         subject to the conditions discussed
                                         in Section 13 of this Offer to
                                         Purchase. However, a maximum of
                                         $3,000,000 of the total outstanding
                                         Shares will be accepted for tender.
                                         See Section 1 of this Offer to
                                         Purchase.

What If More Than $3,000,000 of Shares   The Fund will purchase duly tendered
  Are Tendered (And Not Timely           Shares from tendering Shareholders
  Withdrawn)?........................... pursuant to the terms and conditions of the Offer on a pro rata basis
                                         according to the number of Shares
                                         tendered by each Shareholder (and not
                                         timely withdrawn), unless the Fund
                                         determines not to purchase any Shares
                                         in accordance with the conditions
                                         described in Section 13 of this Offer
                                         to Purchase. The Fund's present
                                         intention, if the Offer is
                                         oversubscribed, is not to purchase
                                         more than $3,000,000 of Shares. See
                                         Section 1 of this Offer to Purchase.

If I Decide Not To Tender, How Will The  Your percentage ownership interest in
  Tender Offer Affect The Fund Shares I  the Fund will increase after
  Hold?................................. completion of the tender offer if the
                                         Shares are properly tendered and the
                                         Fund purchases them.

What Action Need I Take If I Decide Not  None.
  To Tender My Shares?..................

Does The Fund Have The Financial         Yes. The purchase price of the Shares
  Resources To Make Payment?............ in the Offer will be financed first through cash on hand and then, if
                                         necessary, through (a) the sale of
                                         portfolio securities and/or (b)
                                         borrowing,
                                         each in the amount or amounts
                                         determined by A T Funds, LLC, the
                                         Fund's investment adviser (the
                                         "Adviser"), in its reasonable
                                         discretion, subject to restrictions
                                         or limitations contained in the
                                         Declaration of Trust, the Fund's
                                         private placement memorandum or
                                         material agreements, each as amended
                                         from time to time, or applicable
                                         laws, rules and regulations,
                                         including the rules and regulations
                                         promulgated under the Investment
                                         Company Act of 1940, as amended (the
                                         "1940 ACT"). See Section 5 of this
                                         Offer to Purchase.

Is There Any Reason Shares Tendered      In addition to those circumstances
  Would Not Be Accepted?................ described in Section 13 of this Offer to Purchase in which the Fund is not
                                         required to accept tendered Shares,
                                         the Fund has reserved the right to
                                         reject any and all tenders determined
                                         by it not to be in appropriate form.
                                         For example, tenders will be rejected
                                         if the tender does not include the
                                         original signature(s) of a tendering
                                         Shareholder(s).

How Will Tendered Shares Be Accepted     The Fund will accept for payment
  For Payment?.......................... properly tendered Shares, as determined by the Fund, up to a
                                         maximum of $3,000,000 of Shares. If
                                         you properly tender Shares, we will
                                         mail you a notice by April 27, 2007
                                         advising you if we intend to purchase
                                         all or any portion of the Shares you
                                         tendered. See Section 2 of this Offer
                                         to Purchase.

If Shares I Tender Are Accepted By The   On or about July 13, 2007, we will
  Fund, When Will Payment Be Made?...... give you a non-interest bearing, non-transferable promissory note (the
                                         "NOTE"), payable as described below,
                                         entitling you to an amount equal to
                                         the estimated NAV of the Shares
                                         purchased, determined by the Fund as
                                         of the Valuation Date (the "PURCHASE
                                         PRICE").

                                         The Note will be mailed by the
                                         Subadministrator to your address of
                                         record on the books of the Fund and
                                         will entitle you to an initial
                                         payment (the "INITIAL PAYMENT") in
                                         cash and/or marketable securities
                                         (valued in accordance with the Fund's
                                         valuation procedures) equal to 90% of
                                         the estimated Purchase Price of the
                                         tendered Shares which will be paid to
                                         you within the later of (a) 50 days
                                         after the Valuation Date or, (b) if
                                         the Fund has requested withdrawals of
                                         capital from any investment funds in
                                         order to fund the purchase of Shares,
                                         10 business days after the Fund has
                                         received at least 90% of the
                                         aggregate amount withdrawn from such
                                         investment funds, which in some
                                         circumstances may take a substantial
                                         period of time due to the possibility
                                         of limited liquidity of the
                                         investment funds.

                                         The Note will also entitle you to a
                                         final payment (the "FINAL PAYMENT")
                                         equal to the amount in excess, if
                                         any, of (a) the Purchase Price,
                                         determined as of the Valuation Date
                                         and based upon the results of the
                                         annual audit of the Fund's financial
                                         statements for fiscal year ending
                                         March 31, 2008, over (b) the Initial
                                         Payment. The Final Payment will be
                                         paid within 30 days after the
                                         completion of the Fund's annual
                                         audit, which the Fund anticipates
                                         will be completed within 60 days of
                                         its fiscal year end of March 31,
                                         2008; PROVIDED, HOWEVER, that the
                                         Board of Trustees, in its discretion,
                                         may determine that the Final Payment
                                         be paid prior to the completion of
                                         the Fund's audit.

                                         Under certain circumstances, Shares
                                         accepted for tender may be paid by
                                         combining the Initial Payment and the
                                         Final Payment into a single payment
                                         and paying such amount to
                                         Shareholders in lieu of issuing the
                                         Note.

Is My Sale Of Shares In The Tender       For most Shareholders, yes. The sale
  Offer A Taxable Transaction For U.S.   of the Shares pursuant to the tender
  Federal Income Tax Purposes?.......... offer by U.S. Shareholders, other than those who are tax exempt, will
                                         be a taxable transaction for U.S.
                                         federal income tax purposes. See
                                         Section 8 of the Offer to Purchase
                                         for a more detailed discussion of
                                         certain U.S. federal income tax
                                         consequences. U.S. and Non-U.S.
                                         Shareholders are advised to consult
                                         their own tax advisers.

Is The Fund Required To Complete The     Under most circumstances, yes. There
  Tender Offer And Purchase All Shares   are certain circumstances, however,
  Tendered Up To The Maximum Of          in which the Fund will not be
  $3,000,000 of Shares?................. required to purchase any or all
                                         Shares tendered, as described in
                                         Section 13 of this Offer to Purchase.
                                         Specifically, in no event will the
                                         Fund purchase shares in an amount
                                         that could cause the Fund to be
                                         treated as a "publicly traded
                                         partnership" under applicable U.S.
                                         federal income tax laws and
                                         regulations.

Does Management Encourage Shareholders   None of the Fund, the Board of
  To Participate In The Tender Offer,    Trustees of the Trust, the Adviser or
  And Will Management Participate In     the Fund's investment subadviser, is
  The Tender Offer?..................... making any recommendation to tender or not to tender Shares in the tender
                                         offer. No trustee or executive
                                         officer of the Fund or the Trust
                                         intends to tender Shares. See Section
                                         6 of this Offer to Purchase.

Will This Be My Last Opportunity To      This is the seventh tender offer the
  Tender Shares To The Fund?............ Fund's Board of Trustees has
                                         approved. A summary of prior tender
                                         offers is as follows:

                                                    Amount of   Dollar Amount of
                               Effective Date      Tender Offer Shares Tendered
                               --------------      ------------ ----------------
                               December 31, 2005    $1,000,000     $        0
                               March 31, 2006       $1,000,000     $        0
                               June 30, 2006        $1,000,000     $  850,000
                               September 30, 2006   $2,000,000     $2,000,000
                               December 31, 2006    $2,000,000     $  335,697
                               March 31, 2007       $2,000,000     $ 544,713*

                               --------
                               *  Estimated based on January 31, 2007 NAV.

                                        The Board of Trustees may, but is not
                                        obligated to, approve subsequent
                                        tender offers, in aggregate amounts
                                        as the Board of Trustees may
                                        determine from time to time. There
                                        can be no assurance regarding the
                                        size of such tender offers, the price
                                        at which they will be conducted or
                                        that any of these subsequent tenders
                                        will occur at all. If they do not
                                        occur, this Offer may be your last
                                        opportunity to tender your Shares to
                                        the Fund. See Section 6 of this Offer
                                        to Purchase.

 How Do I Obtain Additional             Questions and requests for assistance
   Information?........................ should be directed to the
                                        Subadministator by calling toll free
                                        at (800) 441-7288, between 9:00 a.m.
                                        and 5:00 p.m. Eastern time, Monday
                                        through Friday (except holidays).
                                        Requests for additional copies of the
                                        Offer to Purchase, the Letter of
                                        Transmittal and all other tender
                                        offer documents should also be
                                        directed to the Subadministrator.

             TO THE HOLDERS OF COMMON SHARES OF A T FUND OF FUNDS

                                 INTRODUCTION

   A T Fund of Funds (the "FUND"), the sole series of A T Funds Investment Trust, a Delaware statutory trust (the "TRUST"), and registered under the Investment Company Act of 1940, as amended (the "1940 ACT"), as a closed-end, non-diversified management investment company, hereby offers to purchase up to $3,000,000 (the "OFFER AMOUNT") of the Fund's outstanding common shares (the "SHARES"), at a price (the "PURCHASE PRICE") per Share equal to the net asset value ("NAV") as of the close of business on June 30, 2007, or a later date if the Offer is extended (the "VALUATION DATE"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "OFFER"). The Fund has mailed materials for the Offer to shareholders on March 23, 2007.

   THIS OFFER IS BEING EXTENDED TO ALL HOLDERS OF THE SHARES (THE
"SHAREHOLDERS") AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. ALSO, SEE SECTION 13 OF THIS OFFER TO PURCHASE.

   THE SHARES ARE NOT TRADED ON ANY ESTABLISHED TRADING MARKET AND ARE SUBJECT TO STRICT RESTRICTIONS ON TRANSFERABILITY PURSUANT TO THE TRUST'S AGREEMENT AND DECLARATION OF TRUST, AS AMENDED FROM TIME TO TIME (THE "DECLARATION OF TRUST").

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR ITS INVESTMENT ADVISER OR SUBADVISER. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE OR EXECUTIVE OFFICER OF THE FUND OR THE TRUST INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

   As of January 31, 2007, there were, 322,993.445 Shares issued and outstanding, and the NAV was $110.01 per Share. The number of Shares issued and outstanding may be greater on the Expiration Date (as defined below) as a result of net investments in the Fund between January 31, 2007 and the Expiration Date. Shareholders may contact the Fund's subadministrator, Citigroup Fund Services, LLC (the "SUBADMINISTRATOR"), by calling toll free at
(800) 441-7288, between 9:00 a.m. and 5:00 p.m. Eastern time, Monday through Friday (except holidays), to obtain a current NAV of the Shares.

   Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Fund without further Shareholder action (except as required by applicable law). Tendering Shareholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund. Shareholders may also be subject to other transaction costs, as described in Section 2.

1. TERMS OF THE OFFER; EXPIRATION DATE.

   Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to $3,000,000 of the Fund's outstanding Shares validly tendered on or prior to 5:00 p.m., Eastern time, on April 20, 2007, or such later date to which the Offer is extended (the "EXPIRATION DATE") and not withdrawn as permitted by Section 4.

   Subject to the limitations set forth below, Shareholders may tender all of their Shares, some of their Shares defined as a specific dollar value, or some of their Shares defined as a specific dollar value above the required minimum investment balance, as described below. A Shareholder who tenders only a portion of such Shareholder's Shares is required to maintain an investment in Shares equal to at least

$100,000 on the Valuation Date. If a Shareholder tenders less than all of the Shareholder's Shares and the repurchase of the tendered Shares would cause the Shareholder's remaining investment to fall below the required minimum, the Fund will reduce the portion of Shares to be repurchased so that the required minimum balance is maintained. The Offer is being made to all Shareholders of the Fund and is not conditioned on any minimum amount of Shares being tendered.

   If the amount of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, subject to the conditions described in Section 13 and upon the terms and conditions of the Offer, purchase all Shares so tendered. If more than $3,000,000 of Shares are properly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares in accordance with the conditions described in Section 13 of this Offer to Purchase, the Fund will purchase Shares from tendering Shareholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis according to the number of Shares tendered by each Shareholder (and not timely withdrawn). The Fund does not contemplate extending the Offer and increasing the amount of Shares covered thereby by reason of more than $3,000,000 of Shares having been tendered.

   The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Subadministrator. Shareholders will be notified of any such extension no later than 9:00 a.m. Eastern time, on the next business day after the previously scheduled Expiration Date. If the Fund makes a material change in the terms of the Offer or is otherwise required by applicable law, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw his, her or its Shares.

   Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered Shares as set forth below. Any extension, delay or termination will be followed as promptly as practicable by a notice to Shareholders thereof, such notice, in the case of an extension, to be given no later than 9:00 a.m. Eastern time, on the next business day after the previously scheduled Expiration Date.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

   For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares that are validly tendered on or before the Expiration Date or any extensions thereof (and not timely withdrawn pursuant to Section 4) when the Fund gives written notice to the tendering Shareholder of its election to purchase the Shareholder's Shares. The Purchase Price per Share will equal the NAV per Share as of the close of business on the Valuation Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Subadministrator of a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.

   For Shareholders who tender Shares that are accepted by the Fund for purchase, payment of the Purchase Price will consist of a non-interest-bearing, non-transferable promissory note (the "NOTE") entitling the Shareholder to an initial payment (the "INITIAL PAYMENT") and a final payment (the "FINAL PAYMENT"). The Initial Payment will be equal to 90% of the estimated Purchase Price of the tendered Shares, determined as of the Valuation Date. Payment of the Initial Payment will be made within 50 days after the Valuation Date, unless the Fund has requested withdrawals of capital from any investment funds in order to fund the purchase of Shares, in which case the Initial Payment will be paid no later than 10 business days after the Fund has received at least 90% of the aggregate amount withdrawn from such investment funds.

   The Final Payment will be equal to the amount in excess, if any, of (a) the Purchase Price, determined as of the Valuation Date and based upon the results of the annual audit of the Fund's financial statements for fiscal year ending March 31, 2008, over (b) the Initial Payment. The Final Payment will be paid within 30 days after the completion of the Fund's annual audit, which the Fund anticipates will be completed within 60 days of its fiscal year end of March 31, 2008; PROVIDED, HOWEVER, that the Board of Trustees, in its discretion, may determine that the Final Payment be paid prior to the completion of the Fund's audit. The Note will be delivered to the tendering Shareholder in the manner set forth below within 10 business days after the Valuation Date.

   Although the Fund has retained the option to pay all or a portion of the Purchase Price by distributing marketable securities, the Purchase Price will be paid entirely in cash except in the unlikely event that the Board of Trustees determines that the distribution of securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining Shareholders of the Fund.

   The Note pursuant to which a Shareholder will receive the Initial Payment and Final Payment (together, the "CASH PAYMENTS") will be delivered to the Subadministrator and then mailed by the Subadministrator to the Shareholder's address of record on the books of the Fund. The Cash Payments due pursuant to the Note will be deposited by the Fund in a segregated custodial account and then transmitted directly to the tendering Shareholder at the address of record with the Fund or to the tendering Shareholder's brokerage account, in accordance with instructions provided by the tendering Shareholder in the Letter of Transmittal (or as stated below), and, if so transferred to a brokerage account, may be subject upon withdrawal from such account to any fees that such brokerage would customarily assess upon the withdrawal of cash from such account. The Subadministrator will act as an agent for Shareholders for purpose of delivering the Cash Payments and the Note from the Fund to Shareholders. Under no circumstances will interest on the Purchase Price for Shares be paid, regardless of any delay in delivering such payments to any Shareholder.

   Under certain circumstances, Shares accepted for tender may be paid by combining the Initial Payment and the Final Payment into a single payment and paying such amount to Shareholders in lieu of issuing the Note.

   If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, such Shares may not be withdrawn unless and except to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, those Shares will remain credited to the account of the relevant tendering Shareholder.

   The Fund normally calculates the NAV of Shares approximately 45 days after the end of the month. The most recent NAV of Shares is available by calling the Subadministrator toll free at (800) 441-7288.

3. PROCEDURE FOR TENDERING SHARES.

   Shareholders wishing to tender Shares pursuant to the Offer should mail or otherwise deliver a completed and executed Letter of Transmittal to the Subadministrator at the address listed on the last page of this Offer to Purchase. The completed and executed Letter of Transmittal must be received by the Subadministrator no later than the Expiration Date.

   The Fund recommends that all documents be submitted to the Subadministrator via certified mail, return receipt requested, or by express delivery service. Shareholders who wish to confirm receipt of a Letter of Transmittal may contact the Subadministrator at the address or telephone numbers listed on the last page of this Offer to Purchase.

   All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Fund, the Subadministrator, Allegiance Investment Management, LLC, the Fund's administrator (the "ADMINISTRATOR" and together with the Subadministrator, the "ADMINISTRATORS") A T Funds, LLC, the Fund's investment adviser (the "ADVISER"), Treesdale Partners, LLC, the Fund's investment subadviser (the "SUBADVISER" and together with the Adviser, the "ADVISERS"), nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

   Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of a properly completed and duly executed Letter of Transmittal for such Shares, and any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offer.

   THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF EACH TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED.

4. RIGHTS OF WITHDRAWAL.

   Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. After the Expiration Date (including any date to which the Offer is extended), all tenders made pursuant to the Offer are irrevocable.

   To be effective, a written notice of withdrawal must be timely received by the Subadministrator at its address set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who previously executed the particular Letter of Transmittal and the amount of Shares to be withdrawn, which must be all of the Shares tendered.

   All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. Neither the Fund, the Advisers, the Administrators, nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Expiration Date.

   If the Fund is delayed in its acceptance for payment of Shares, or it is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund's rights under this Offer, the Subadministrator may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4.

5. SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER.

   The Purchase Price for Shares acquired pursuant to the Offer will not exceed $3,000,000. However, the actual Purchase Price per Share cannot be determined at this time because the price will be based on the NAV per Share on the Valuation Date, and the number of Shares to be purchased will depend on the amount of Shares tendered. If the NAV per Share on the Valuation Date were the same as the NAV per Share on January 31, 2007, and if Shareholders tender $3,000,000 of the Fund's outstanding Shares pursuant to the Offer, the Fund would purchase approximately 27,270 Shares for a Purchase Price of $3,000,000. See the Pro Forma Capitalization table below.

   The Fund expects that the monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained first from cash on hand and then from
(a) the sale of portfolio securities and/or (b) borrowing, each in the amount or amounts determined by the Adviser, in its reasonable discretion, subject to restrictions or limitations contained in the Declaration of Trust, the Fund's private placement memorandum or material agreements, each as amended from time to time, or applicable laws, rules and regulations, including the rules and regulations promulgated under the 1940 Act. At this time, the Fund has not entered into any financing arrangement to enable any such borrowings.

   THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

   EFFECT ON NAV AND CONSIDERATION RECEIVED BY TENDERING SHAREHOLDERS

   The Fund invests its assets in investment funds ("PORTFOLIO FUNDS") that are managed by various investment managers. If the Fund were required to sell a substantial amount of its investments in Portfolio Funds to raise cash to finance the Offer, the market prices of the Portfolio Funds being sold and/or the Fund's remaining Portfolio Funds may decline and, hence, the Fund's NAV may decline. If any such decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. If the value of the Portfolio Funds were to decline for any reason before the termination of the Offer, the NAV of the Shares would decline. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Valuation Date, if such a decline continued up to the Valuation Date, the consideration received by tendering Shareholders would be reduced.

   In addition, the sale of the Fund's investments in Portfolio Funds could cause the Fund to incur increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of Portfolio Funds less than the then-current valuation by the Fund. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Fund's NAV per Share, which would affect both tendering and non-tendering Shareholders.

   The Fund may sell Portfolio Funds during the pendency of the Offer, and possibly for a short time thereafter, to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will likely hold a greater than normal percentage of its net assets in cash and cash equivalents. Because the Fund will not know the number of Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Shares.

   RECOGNITION OF CAPITAL GAINS BY THE FUND

   As noted, the Fund may be required to sell its investments in Portfolio Funds to finance the Offer. If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains to Shareholders of record (reduced by net capital losses realized during the fiscal year, if any). This recognition and distribution of gains, if any, would have certain negative consequences: first, Shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time that the Fund is required to liquidate Portfolio Funds (and hence the amount of capital gains or losses that would be realized and recognized).

   In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Shareholders at ordinary income rates. This could adversely affect the Fund's after-tax performance.

   TAX CONSEQUENCES OF REPURCHASES TO SHAREHOLDERS

   The Fund's purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Shareholders and may have tax consequences for non-tendering Shareholders. See Section 8 of this Offer to Purchase.

   HIGHER EXPENSE RATIO AND LESS INVESTMENT FLEXIBILITY

   If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer may result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased.

   PRO FORMA EFFECTS ON CAPITALIZATION

   The following table sets forth the net assets of the Fund as of January 31, 2007, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases the full $3,000,000 of Shares):

                        PRO FORMA CAPITALIZATION /(1)/

                                                    ADJUSTMENT FOR
                                 AS OF JANUARY 31,    PURCHASE AT     PRO FORMA AS
                                       2007        $110.01 PER SHARE    ADJUSTED
                                 ----------------- -----------------  ------------

Total net assets                       $35,532,349       $(3,000,000)  $32,532,349

Shares outstanding                         322,993           (27,270)      295,723

NAV per Share                          $    110.01       $    110.01   $    110.01

--------
/(1)/ This table assumes purchases by the Fund of $3,000,000 of Shares, based on the NAV as of January 31, 2007 (although the actual Purchase Price will be based on the NAV as of June 30, 2007).

6. PURPOSE OF THE OFFER; PLANS OR PROPOSALS OF THE FUND.

   The purpose of this Offer is to provide liquidity to Shareholders, as contemplated by and in accordance with the procedures set forth in the Fund's Registration Statement on Form N-2, filed by the Fund with the Securities and Exchange Commission (the "SEC") and amended from time to time (the "REGISTRATION STATEMENT"), and the Declaration of Trust. The Registration Statement and the Declaration of Trust, which were provided to each Shareholder in advance of subscribing for Shares, provide that the Board of Trustees of the Trust has the discretion to determine whether and upon what terms the Fund will purchase Shares from time to time from Shareholders pursuant to written tenders. The Registration Statement also states that the Board of Trustees will consider the recommendation of the Adviser, and that the Adviser expects to recommend to the Board of Trustees that the Fund purchase Shares from Shareholders on the last business day of each calendar quarter.

   This is the seventh tender offer the Fund's Board of Trustees has approved. A summary of prior tender offers is as follows:

                                          Amount of   Dollar Amount of
          Effective Date                 Tender Offer Shares Tendered
          --------------                 ------------ ----------------
          December 31, 2005               $1,000,000     $        0
          March 31, 2006                  $1,000,000     $        0
          June 30, 2006                   $1,000,000     $  850,000
          September 30, 2006              $2,000,000     $2,000,000
          December 31, 2006               $2,000,000     $  335,697
          March 31, 2007                  $2,000,000     $  544,713*

--------
*  Estimated based on January 31, 2007 NAV.

   Because there is no secondary trading market for Shares and transfers of Shares are prohibited without prior approval of the Fund, the Board of Trustees has determined, after consideration of various matters, including but not limited to those set forth in the Registration Statement, that the Offer is in the best interests of Shareholders of the Fund in order to provide liquidity for Shares as contemplated in the Registration Statement and the Declaration of Trust.

   NONE OF THE FUND, THE BOARD OF TRUSTEES, OR THE ADVISERS MAKE ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH SHAREHOLDER'S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

7. NAV OF SHARES.

   The NAV of the Fund is determined as of the last business day of each calendar month in accordance with the valuation procedures approved by the Board of Trustees. The Fund commenced investment operations as of May 1, 2005 with an NAV per Share of $100.00. The NAV per Share as of the end of each month since the Fund's inception was as follows:

             As of                                    NAV per Share
             -----                                    -------------
             May 31, 2005                                $ 99.73
             June 30, 2005                               $ 99.97
             July 31, 2005                               $100.75
             August 31, 2005                             $101.00
             September 30, 2005                          $101.22
             October 31, 2005                            $101.79
             November 30, 2005                           $102.11
             December 31, 2005                           $102.37
             January 31, 2006                            $103.06
             February 28, 2006                           $103.39
             March 31, 2006                              $104.52
             April 30, 2006                              $105.59
             May 31, 2006                                $106.18
             June 30, 2006                               $106.60
             July 31, 2006                               $107.24

             As of                                    NAV per Share
             -----                                    -------------
             August 31, 2006                             $
                                                          107.43
             September 30, 2006                          $107.72
             October 31, 2006                            $108.16
             November 30, 2006                           $108.52
             December 31, 2006                           $109.25
             January 31, 2007                            $110.01

8. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

   The following discussion describes certain U.S. federal income tax consequences of tendering Shares in the Offer. Except where noted, it deals only with Shares held as capital assets and does not deal with special situations, such as those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, insurance companies, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or Shareholders whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Shareholder in light of such Shareholder's specific circumstances, nor does it describe any aspect of state, local, foreign or other tax laws. Sales of Shares pursuant to the Offer will be taxable transactions under applicable state, local, foreign and other tax laws. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

   In general, a Shareholder who tenders less than all of his, her or its Shares (or less than all of his, her or its Shares is accepted) should be treated as receiving a distribution from the Fund. The Shareholder should recognize gain to the extent that the amount of proceeds received exceeds the Shareholder's adjusted tax basis in his, her or its Shares. If a Shareholder tenders all of his, her or its Shares (and all of his, her or its Shares are accepted), the receipt of the proceeds should be treated as a liquidating distribution and the Shareholder should recognize gain or loss on a sale equal to the difference between the Shareholder's "amount realized" on the sale and the Shareholder's adjusted tax basis in the Shares sold.

   The "amount realized" with respect to a Shareholder's Shares will be the sum of (i) the amount of the Initial Payment; (ii) the amount of the Final Payment; and (iii) the amount of the Partnership's liabilities allocable to the Shares (as determined under Code Section 752). The amount of a Shareholder's adjusted tax basis in his, her or its Shares will vary depending upon the Shareholder's particular circumstances. In addition, a tendering Shareholder will be allocated a pro rata share of the Fund's taxable income or loss for the year of the Offer with respect to the Shares sold in accordance with the provisions of the Fund concerning transfers of Shares. Such allocation and any cash distributed by the Fund to the Shareholder for that year will affect the Shareholder's adjusted tax basis in Shares and, therefore, the amount of such Shareholder's taxable gain or loss upon a sale of Shares pursuant to the Offer.

   If treated as a liquidating distribution, a Shareholder who tenders all of his, her or its Shares (and all of his, her or its Shares are accepted), should be able to apply the Shareholder's adjusted tax basis against the Initial Payment and thereafter against the receipt of the Final Payment.

   The gain or loss recognized by a Shareholder on a sale of Shares pursuant to the Offer generally should be treated as a capital gain or loss if the Shares were held by the Shareholder as a capital asset. That capital gain or loss will be treated as long-term capital gain or loss if the tendering Shareholder's holding period for the Shares exceeds one year. Under current law, long-term capital gains of individuals are generally taxed at a maximum marginal federal income tax rate of 15%. Capital losses are deductible only to the extent of capital gains, except that individual taxpayers may deduct up to $3,000 per year of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carry-forward period is 5 years and an individual taxpayer can carry forward such losses indefinitely).

   BACKUP FEDERAL INCOME TAX WITHHOLDING

   Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Shareholder (as defined in Section 8) unless the U.S. Shareholder provides such U.S. Shareholder's taxpayer identification number (employer identification number or social security number) to the Subadministrator, certifies as to no loss of exemption from backup withholding, complies with applicable requirements of the backup withholding rules or is otherwise exempt from backup withholding. Therefore, each tendering U.S. Shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Shareholder otherwise establishes to the satisfaction of the Subadministrator that such U.S. Shareholder is not subject to backup withholding. Certain U.S. Shareholders (including, among others, all corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Shareholders are not subject to these backup withholding requirements. In order for a Non-U.S. Shareholder to qualify as an exempt recipient, that Non-U.S. Shareholder must submit an IRS Form W-8 or a Substitute Form W-8. Such statements can be obtained from the Subadministrator.

   TO PREVENT BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE SUBADMINISTRATOR WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING A SUBSTITUTE FORM W-9 OR OTHER DOCUMENTATION.

   THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

9. SELECTED FINANCIAL INFORMATION.

Set forth below is a summary of selected financial information for the Fund for the fiscal years ended March 31, 2005 and March 31, 2006 and for the six months ended September 30, 2006. The information with respect to the fiscal years ended March 31, 2005 and March 31, 2006 has been excerpted from the Fund's audited financial statements contained in its Annual Report to Shareholders for the fiscal year ended March 31, 2005 and for the fiscal year ended March 31, 2006. The information with respect to the six months ended September 30, 2006 has been excerpted from the Fund's unaudited financial statements contained in its Semi-Annual Report to Shareholders dated September 30, 2006. The Annual Reports and the Semi-Annual Report have previously been provided to Shareholders of the Fund, and can be obtained for free at the website of the SEC (http://www.sec.gov). The summary of selected financial information set forth below is qualified in its entirety by reference to reports and the financial information, the notes thereto and related matter contained therein.

A T FUND OF FUNDS
STATEMENT OF ASSETS AND LIABILITIES

                                                                                       As of          As of
                                                                                   March 31, 2005 March 31, 2006
                                                                                   -------------- --------------
ASSETS
   Investments at fair value (Cost $27,523,505)                                       $     --     $25,298,250
   Advance for investment in Portfolio Funds                                                --       1,000,000
   Cash                                                                                103,514         286,310
   Receivables:
       Interest and dividends                                                               --              --
       Due from Adviser                                                                219,986          22,657
       Due from investment fund                                                             --              --
   Prepaid expenses                                                                     25,900          16,893
                                                                                      --------     -----------
Total assets                                                                           349,400      26,624,110
                                                                                      --------     -----------
LIABILITIES
   Payables:
   Capital contribution received in advance                                                 --         200,000
       Due to Adviser                                                                  249,400         131,539
       Capital redemption                                                                   --              --
   Accrued expenses:
       Investment advisory fees                                                             --              --
       Trustees' fees and expenses                                                          --          12,683
       Accrued expenses and other liabilities                                               --          88,727
   Other liabilities                                                                        --              --
                                                                                      --------     -----------
Total liabilities                                                                      249,400         432,949
                                                                                      --------     -----------
NET ASSETS                                                                            $100,000     $26,191,161
                                                                                      ========     ===========
COMPONENTS OF NET ASSETS
   Paid-in capital                                                                    $100,000     $25,162,000
   Distributable earnings                                                                   --       1,029,161
                                                                                      --------     -----------
NET ASSETS                                                                            $100,000     $26,191,161
                                                                                      ========     ===========
NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE (10,000,000
  SHARES AUTHORIZED, $0.01 PAR VALUE PER SHARE):
Based on net assets of $100,000 and 1,000 shares outstanding as of March 31, 2005, net assets of $26,191,161 and 250,576 shares outstanding as of March 31, 2006 and net assets of $29,665,678 and 275,384 shares outstanding as of September 30,
  2006                                                                                $ 100.00     $    104.52
                                                                                      ========     ===========

                                                                                         As of
                                                                                   September 30, 2006
                                                                                   ------------------
ASSETS
   Investments at fair value (Cost $27,523,505)                                       $29,957,890
   Advance for investment in Portfolio Funds                                                   --
   Cash                                                                                 1,682,398
   Receivables:
       Interest and dividends                                                               7,026
       Due from Adviser                                                                        --
       Due from investment fund                                                           138,704
   Prepaid expenses                                                                        22,986
                                                                                      -----------
Total assets                                                                           31,809,004
                                                                                      -----------
LIABILITIES
   Payables:
   Capital contribution received in advance                                                    --
       Due to Adviser                                                                          --
       Capital redemption                                                               2,000,000
   Accrued expenses:
       Investment advisory fees                                                            61,319
       Trustees' fees and expenses                                                          1,363
       Accrued expenses and other liabilities                                              77,271
   Other liabilities                                                                        3,373
                                                                                      -----------
Total liabilities                                                                       2,143,326
                                                                                      -----------
NET ASSETS                                                                            $29,665,678
                                                                                      ===========
COMPONENTS OF NET ASSETS
   Paid-in capital                                                                    $27,767,000
   Distributable earnings                                                               1,898,678
                                                                                      -----------
NET ASSETS                                                                            $29,665,678
                                                                                      ===========
NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE (10,000,000
  SHARES AUTHORIZED, $0.01 PAR VALUE PER SHARE):
Based on net assets of $100,000 and 1,000 shares outstanding as of March 31, 2005, net assets of $26,191,161 and 250,576 shares outstanding as of March 31, 2006 and net assets of $29,665,678 and 275,384 shares outstanding as of September 30,
  2006                                                                                $    107.72
                                                                                      ===========

A T FUND OF FUNDS
STATEMENT OF OPERATIONS

                                          For the period from
                                         October 8, 2004 (Date
                                           of Inception) to    For the year ended For the six months ended
                                            March 31, 2005       March 31, 2006      September 30, 2006
                                         --------------------- ------------------ ------------------------
INVESTMENT INCOME
   Income from portfolio funds                 $      --           $   30,288            $   28,805
   Interest income                                    14               24,834                26,614
                                               ---------           ----------            ----------
Total investment income                               14               55,122                55,419
                                               ---------           ----------            ----------
EXPENSES
   Investment advisory fees                           --              383,675               298,840
   Accounting fees                                    --               80,208                43,750
   Transfer agent and escrow fees                     --               30,160                16,253
   Professional fees                                  --              132,916                73,501
   Trustees' fees                                     --               48,850                28,818
   Insurance expense                                  --                   --                15,045
   Organizational costs                          220,000               13,272                    --
   Amortization of deferred offering
     costs                                            --              120,577                10,962
   Registration fees and taxes                        --                   --                 6,770
   Other expenses                                     --               45,254                 3,366
                                               ---------           ----------            ----------
Total expenses                                   220,000              854,912               497,305
                                               ---------           ----------            ----------
   Less: fees waived and expenses
     reimbursed                                 (219,986)            (375,325)             (123,569)
                                               ---------           ----------            ----------
Total expenses net of fee waiver and
  expense reimbursement                               14              479,587               373,736
                                               ---------           ----------            ----------
NET INVESTMENT INCOME (LOSS)                          --             (424,465)             (318,317)
                                               ---------           ----------            ----------
   REALIZED AND UNREALIZED GAIN (LOSS)
     ON PORTFOLIO FUNDS
   Net realized gain (loss) from
     investments                                      --               79,845               127,230
   Net change in unrealized
     appreciation of investments in
     portfolio funds                                  --            1,373,781             1,060,604
                                               ---------           ----------            ----------
   NET REALIZED AND UNREALIZED GAIN ON
     PORTFOLIO FUNDS                                  --            1,453,626             1,187,834
                                               ---------           ----------            ----------
   INCREASE (DECREASE) IN NET ASSETS
     RESULTING FROM OPERATIONS                 $      --           $1,029,161            $  869,517
                                               =========           ==========            ==========

A T FUND OF FUNDS
STATEMENTS OF CHANGES IN NET ASSETS

                                     For the period from
                                       October 8, 2004
                                     (Date of Inception) For the year ended For the six months ended
                                      to March 31, 2005    March 31, 2006      September 30, 2006
                                     ------------------- ------------------ ------------------------
OPERATIONS
   Net investment income (loss)           $     --          $  (424,465)          $  (318,317)
   Net realized gain (loss) on
     investments in portfolio funds             --               79,845               127,230
   Net change in unrealized
     appreciation (depreciation)
     of investments in portfolio
     funds                                      --            1,373,781             1,060,604
                                          --------          -----------           -----------
Increase (decrease) in net assets
  resulting from operations                     --            1,029,161               869,517
                                          --------          -----------           -----------
CAPITAL SHARE TRANSACTIONS
   Proceeds from shares issued             100,000           25,062,000             5,450,000
   Payments from shares redeemed                --                   --            (2,850,000)
   Repurchase fees                              --                   --                 5,000
                                          --------          -----------           -----------
Increase (decrease) in net assets
  from capital share transactions          100,000           25,062,000             2,605,000
                                          --------          -----------           -----------
Increase (decrease) in net assets          100,000           26,091,161             3,474,517

NET ASSETS
   Beginning of period                          --              100,000            26,191,161
                                          --------          -----------           -----------
   End of period                          $100,000          $26,191,161           $29,665,678
                                          ========          ===========           ===========
SHARE TRANSACTIONS
   Shares Outstanding - Beginning
     of Period                                  --                1,000               250,576
   Sale of Shares                            1,000              249,576                51,349
   Redemption of Shares                         --                   --               (26,541)
                                          --------          -----------           -----------
   Shares Outstanding - End of
     Period                                  1,000              250,576               275,384
                                          ========          ===========           ===========

A T FUND OF FUNDS
STATEMENT OF CASH FLOWS

                                     For the period from
                                       October 8, 2004
                                     (Date of Inception) For the year ended For the six months ended
                                      to March 31, 2005    March 31, 2006      September 30, 2006
                                     ------------------- ------------------ ------------------------
INCREASE (DECREASE) IN CASH -
CASH FLOWS FROM OPERATING ACTIVITES:
   Net increase in net sssets
     resulting from operations            $      --         $  1,029,161          $   869,517

ADJUSTMENTS TO RECONCILE NET
  INCREASE IN NET ASSETS RESULTING
  FROM OPERATIONS TO NET CASH USED
  IN OPERATING ACTIVITES:
   Amortization of deferred
     offering costs                              --              120,577               10,962
   Cost of purchase of portfolio
     funds                                       --          (26,574,469)          (8,460,815)
   Proceeds from sale of portfolio
     funds                                       --            2,729,845            5,017,813
   Increase (decrease) in advance
     for investment in portfolio
     funds                                       --           (1,000,000)           1,000,000
   Increase in dividends and
     interest receivable                         --               (3,773)              (3,254)
   Increase in deferred offering
     costs                                       --             (131,539)                  --
   Decrease (increase) in
     reinbursement due from adviser        (219,986)             197,329               22,657
   Increase in due from investment
     fund                                        --                   --             (138,704)
   Decrease (increase) in prepaid
     expenses                               (25,900)              23,742              (20,828)
   Decrease (increase) in
     organization costs payable to
     Adviser                                220,000              (88,461)            (131,539)
   Decrease (increase) in accrued
     trustees' fees and expenses                 --               12,683              (11,320)
   Increase in other accrued
     expenses                                    --               87,062               51,528
   Increase in other liabilities                 --                1,665                1,708
   Increase in capital redemption
     payable                                     --                   --            2,000,000
   Realized gain on investments in
     portfolio funds                             --              (79,845)            (156,033)
   Unrealized appreciation on
     investments in portfolio funds              --           (1,373,781)          (1,060,604)
                                          ---------         ------------          -----------
Net cash used in operating
  activities                                (25,886)         (25,049,804)          (1,008,912)
                                          ---------         ------------          -----------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
   Decrease (increase) in note
     payable to Adviser                      29,400              (29,400)                  --
   Proceeds from shares issued              100,000           25,062,000            5,450,000
   Payments from shares redeemed                 --                   --           (2,850,000)
   Redemption fees                               --                   --                5,000
   Decrease (increase) in capital
     contribution received in
     advance                                     --              200,000             (200,000)
                                          ---------         ------------          -----------
Net cash provided by financing
  activities                                129,400           25,232,600            2,405,000
                                          ---------         ------------          -----------
Net increase (decrease) in cash             103,514              182,796            1,396,088

Cash
Beginning of period                              --              103,514              286,310
                                          ---------         ------------          -----------
End of period                             $ 103,514         $    286,310          $ 1,682,398
                                          =========         ============          ===========

10.CERTAIN INFORMATION CONCERNING THE FUND AND THE FUND'S INVESTMENT MANAGER.

   The Fund is a closed-end, non-diversified management investment company, organized as a series of the Trust, a Delaware statutory trust. The Fund issues Shares in private transactions, and the first purchase of Shares occurred as of May 1, 2005. As of January 31, 2007, the NAV of the Fund was $110.01 per Share.

   As a closed-end investment company, the Fund differs from an open-end investment company (I.E., a mutual fund) in that it does not redeem its Shares at the election of a Shareholder and does not continuously offer its Shares for sale to the public. The Fund's investment objective is to seek risk-adjusted, fixed-income, absolute returns regardless of the market conditions, which the Fund seeks to achieve by operating as a "fund of hedge funds" and investing its assets in investment funds that are managed by various investment managers that use an "absolute return" investment strategy. The principal executive offices and business address of the Fund are located at 300 Pacific Coast Highway, Suite 305, Huntington Beach, California 92648. The Fund's business telephone number is (714) 969-0521.

   A T Funds, LLC and Treesdale Partners, LLC (collectively, the "Advisers") serve as the Adviser and Subadviser, respectively, to the Fund. The Advisers are both Delaware limited liability companies registered as investment advisers under the Investment Advisers Act of 1940, as amended. They have served as Adviser and Subadviser since the Fund's inception. The principal business address of the Adviser is 300 Pacific Coast Highway, Suite 305, Huntington Beach, California 92648, and the principal business address of the Subadviser is 1325 Avenue of the Americas, Suite 2302, New York, New York 10019. The Adviser is a direct subsidiary owned equally by the Subadviser and the Administrator

   The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed an Offer to Purchase on Schedule TO with the SEC. Such reports and other information are available for inspection at the public reference room at the SEC's office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. The Fund's filings are also available to the public on the SEC website (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

11.INTEREST OF TRUSTEES, OFFICERS AND CONTROLLING SHAREHOLDERS; TRANSACTIONS
   AND ARRANGEMENTS CONCERNING THE SHARES.

   The trustees and executive officers of the Fund and the Trust and the aggregate number and percentage of the Shares each of them beneficially owns is set forth in the table below. The Adviser owns 1,000 Shares, or 0.34%, of the Fund's currently outstanding Shares. All ownership information is as of January 31, 2007.

TRUSTEE/OFFICER                                                          NUMBER OF SHARES  PERCENTAGE OF SHARES
NAME AND ADDRESS                              POSITION(S)               BENEFICIALLY OWNED  BENEFICIALLY OWNED
----------------                              -----------               ------------------  ------------------
Laurie M. O'Laughlin
2415 Landings Circle            Independent Trustee and Chairman of the
Bradenton, FL 34209             Board of Trustees                               0                   0

Mason D. Haupt
46 East 91st St. Apt. 9A
New York, NY 10128              Independent Trustee                             0                   0

TRUSTEE/OFFICER                                                                      NUMBER OF SHARES  PERCENTAGE OF SHARES
NAME AND ADDRESS                                        POSITION(S)                 BENEFICIALLY OWNED  BENEFICIALLY OWNED
----------------                                        -----------                 ------------------  ------------------

J. Stephan Rapp                         Independent Trustee
131 Cat Rock Road
Cos Cob, CT 06807                                                                           0                   0

Mark G. Torline                         Trustee and Chief Executive Officer
300 Pacific Coast Highway, Suite 305
Huntington Beach, CA 92648                                                                  *                   *

Dennis Rhee                             Chief Operating Officer and Vice President
1325 Avenue of the Americas, Suite 2302
New York, NY 10019                                                                          *                   *

Yung Lim                                Chief Investment Officer and Vice President
1325 Avenue of the Americas, Suite 2302
New York, NY 10019                                                                          *                   *

Alexander L. Popof                      Chief Financial Officer, Vice President,
300 Pacific Coast Highway, Suite 305    Secretary and Treasurer
Huntington Beach, CA 92648                                                                  *                   *

Sharon Goldberg                         Chief Compliance Officer and Assistant
300 Pacific Coast Highway, Suite 305    Secretary
Huntington Beach, CA 92648                                                                  *                   *

--------
* Through an indirect ownership of the Adviser, these officers are each a beneficial owner of less than 0.1% of the Shares of the Fund.

   In addition, the following Shareholders own greater than 5% of the Fund's currently outstanding Shares, but do not otherwise manage the affairs of the Fund. Such information is as of January 31, 2007.

  SHAREHOLDER                           NUMBER OF SHARES  PERCENTAGE OF SHARES
  NAME AND ADDRESS                     BENEFICIALLY OWNED  BENEFICIALLY OWNED
  ----------------                     ------------------ --------------------
  First National Bank of the Rockies              147,090               45.54%
  2452 Highways 6 & 50
  Grand Junction, CO 81501

  SVB Banko Di Seguro Sosial                       48,883               15.13%
  Pater Euwensweg 9
  Curacao, Netherlands Antilles

  Robert Martin 1988 Trust                         46,074               14.26%
  M. Brier, R. Kandal, R. Martin TTEES
  C/o Morgan Stanley
  240 South Pineapple, 5th Floor
  Sarasota, FL 34236

  Ann Lokey Revocable Trust                        16,768                5.19%
  C/o Greenrock Research, Inc.
  223 West Jackson, Suite 850
  Chicago, IL 60605

   During the 60 business days prior to the date of this Offer to Purchase, the Fund effected no transactions in Shares other than the sale of Shares to Shareholders. Neither the Fund nor any subsidiary of the Fund nor, to the best of the Fund's knowledge, any of the Advisers or the Fund's or Trust's officers or trustees, has effected any transaction in Shares during the past 60 business days other than purchase of Shares from the Fund.

   Except as set forth in the Offer, neither the Fund nor, to the best of the Fund's knowledge, any of the Fund's or Trust's officers or trustees is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any Shares of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such Shares, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

   The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund's business. The Fund's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 13.

13.CERTAIN CONDITIONS OF THE OFFER.

   Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of or payment for tendered Shares, and may, in its reasonable discretion, terminate, reduce or amend the Offer as to any Shares not then paid for if:

   (a) such transactions, if consummated, would result in a failure to comply with applicable asset coverage requirements under the 1940 Act;

   (b) there is (i) in the Board of Trustees' judgment, any material legal or governmental action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund or the Offer; (ii) an event causing the inability of the Fund to calculate its NAV; (iii) a declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State; (iv) a commencement of war or armed hostilities, an act of terrorism, a natural disaster or some other national or international calamity which, in the Board of Trustees' judgment, materially adversely affects the Fund or the Offer; or
       (v) some other event which causes a significant (greater than 10%) decrease in the price of the Shares which, in the Board of Trustees' judgment, would result in the consummation of the Offer not being in the best interests of the Shareholders;

   (c) a tender or exchange offer for any of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Fund shall have been proposed, announced or made by any person;

   (d) the Board of Trustees determines that (i) payment of the purchase price for Shares is not authorized pursuant to the applicable laws, rules and regulations with respect to the repurchase of securities by an issuer, or (ii) effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or Shareholders; or

   (e) the aggregate repurchases of Shares during any tax year would equal or exceed an amount that could cause the Fund to be treated as a "publicly traded partnership" under applicable U.S. federal income tax laws and regulations.

   The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

   A Shareholder notice shall be given of a material change in such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or as otherwise required by applicable law.

   If the Offer is suspended or postponed, the Fund will provide notice to Shareholders of such suspension or postponement.

14.FEES AND EXPENSES.

   The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Subadministrator for purposes of the Offer.

   The Fund has retained Citigroup Fund Services, LLC to act as
Subadministrator. The Subadministrator will receive reasonable and customary compensation for its service as the Subadministrator, will also be reimbursed for certain out-of-pocket expenses, and will be indemnified against certain liabilities by the Fund.

15.MISCELLANEOUS.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

   The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law or the laws of any other jurisdiction deemed applicable to the Offer, the Fund believes that the exclusion of Shareholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

16.CONTACTING THE SUBADMINISTRATOR.

   The Letter of Transmittal and any other required documents should be sent by each Shareholder to the Subadministrator as set forth below. In addition, any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, and other documents may be directed to the Subadministrator at its telephone number and location listed below.

                         CITIGROUP FUND SERVICES, LLC
                              TWO PORTLAND SQUARE
                              PORTLAND, ME 04101

                  TOLL FREE TELEPHONE NUMBER: (800) 441-7288